Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY REPORTS 2007 Q1 RESULTS
Chicago, Illinois, May 3, 2007 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended March 31, 2007. The Company also confirmed its prior full year guidance and provided revenue and earnings guidance for the second quarter ending June 30, 2007.
FIRST QUARTER RESULTS
Net revenues for the 2007 first quarter were $11.1 million, compared to the 2006 first quarter net revenues of $15.4 million and ahead of prior guidance of approximately $7 million. The 2007 first quarter net loss was $19.8 million, or a loss of $0.22 per basic and diluted share, compared with a 2006 first quarter net loss of $22.6 million, or a loss of $0.25 per basic and diluted share.
On a non-GAAP basis, excluding the impact of stock-option expenses and other non-cash items, the 2007 first quarter loss was $18.2 million or $0.20 per basic and diluted share, compared to the Company’s previous non-GAAP guidance of a loss of approximately $0.23 per basic and diluted share. For the 2006 first quarter, on a non-GAAP basis, the Company reported a loss of $21.5 million, or a loss of $0.24 per basic and diluted share. A reconciliation of non-GAAP results to GAAP results is provided at the end of this press release.
Other recent operating highlights include:
•	Midway released The Lord of The Rings Online: Shadows of Angmar in North America on April 24th, culminating an extensive beta event and the most successful North American pre-order program in Midway’s history.
•	In addition, Midway announced that Aqua Teen Hunger Force Zombie Ninja Pro-Am, an interactive title based on the hit comedy series from Cartoon Network’s Adult Swim, is expected to be available for PlayStation 2 this fall.
David F. Zucker, president and chief executive officer, commented, “We exceeded our expectations during the first quarter primarily due to the continuing sales of our holiday 2006 releases and other catalog titles. The second quarter is off to an excellent start with the launch of The Lord of The Rings Online, and our resources are focused on successfully launching several more titles later in the quarter.”

OUTLOOK
During the second quarter, the Company has already released The Lord of the Rings Online: Shadows of Angmar for PC in North America, and expects to release Mortal Kombat: Armageddon for the Wii, Hour of Victory for the Xbox 360, Hot Brain for the PSP, and Touchmaster for the Nintendo DS worldwide. For the second quarter ending June 30, 2007, Midway expects the following:
•	Net revenues of approximately $29 million, with a net loss of approximately $0.18 per basic and diluted share.

•	On a non-GAAP basis, Midway expects a second quarter loss of approximately $0.14 per basic and diluted share, which excludes approximately:
o	$0.01 of stock option expense and deferred income tax expense related to goodwill, and

o	$0.03 of non-cash convertible debt interest expense.
For the year ending December 31, 2007, Midway’s full year outlook remains unchanged:
•	Net revenues are expected to grow approximately 36% to $225 million with a net loss of approximately $0.44 per basic and diluted share.

•	On a non-GAAP basis, Midway expects a loss of approximately $0.27 per basic and diluted share, which excludes approximately:
o	$0.02 of stock option expense,

o	$0.13 of non-cash convertible debt interest expense, and

o	$0.02 of deferred income tax expense related to goodwill.
Mr. Zucker concluded, “We are very excited by the strong response of gamers and the press alike to the launch of The Lord of the Rings Online, and we are encouraged by the early excitement we are seeing for such front-line titles as Mortal Kombat: Armageddon for the Wii, Stranglehold, BlackSite: Area 51, The Wheelman, Unreal Tournament III and Hour of Victory. As the next generation systems build momentum through this year, we believe we are well positioned to take advantage of the growing base of gamers looking for the highest quality content.”
NON-GAAP FINANCIAL MEASURES
Midway has included non-GAAP financial measures in its quarterly results and 2007 outlook. Midway does not intend for the presentation of the non-GAAP financial measures to be isolated from, a substitute for, or superior to the information that has been presented in accordance with GAAP. In addition, information used in the non-GAAP financial measures may be presented differently from non-GAAP financial measures used by other companies. The non-GAAP financial measures used by Midway include non-GAAP basic and diluted loss per share.
Midway considers the non-GAAP financial measures used herein, when used together with the corresponding GAAP measures, to be helpful in providing meaningful additional information regarding its performance by excluding specific items that may not be indicative of Midway’s core business or projected operating results. These non-GAAP financial measures exclude the following items:
Stock Option Expense. Midway adopted SFAS No. 123R, “Share-Based Payment” beginning January 1, 2006 in which it began to recognize as an expense the fair value of its stock options. A non-GAAP measurement that excludes stock option expense identifies this component of compensation expense that does not require cash outlay.

Non-cash convertible debt interest expense. In accordance with GAAP, Midway is required to record discounts on its convertible senior notes as a result of decreases in the conversion prices of these notes. These amounts are amortized as interest expense through the first date on which the holders may redeem the notes. There is no cash outlay associated with this interest expense. A non-GAAP measurement that excludes the convertible debt non-cash interest expense allows for an easier comparison to prior periods, and also distinguishes this interest expense from the remainder of the interest expense, which requires (or required) a cash outlay by Midway.
Deferred tax expense related to goodwill. Midway recognizes deferred tax expense related to increases in the difference between the book basis and tax basis of goodwill. Goodwill is not amortized for book purposes but is amortized for tax purposes. This increase in the book to tax basis difference causes an increase in the related deferred tax liability balance that cannot be offset against deferred tax assets. Given the nature of this deferred tax expense, a non-GAAP measurement that excludes this expense is deemed relevant.
In the future, Midway may consider whether other significant items should be excluded when arriving at non-GAAP measures of financial performance.
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:30 P.M. EDT today, Thursday, May 3, 2007. The conference call number is (800) 291-9234 or (617) 614-3923 (international callers). The passcode for the call is 92181909. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until May 10th by dialing (888) 286-8010 or (617) 801-6888 (international callers). The passcode for the replay is 49959332. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major video game systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in any more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
— tables follow —

Midway Games Inc., 5/3/07	page 4
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Net revenues	$11,070	$15,396

Cost of sales:
Product costs and distribution	6,594	7,570
Royalties and product development	2,698	7,114

Total cost of sales	9,292	14,684

Gross profit	1,778	712

Research and development expense	7,606	10,662
Selling and marketing expense	6,195	6,453
Administrative expense	5,747	5,347
Restructuring and other charges (benefit)	(783)	—

Operating loss	(16,987)	(21,750)
Interest income	943	995
Interest expense	(3,567)	(1,691)
Other income, net	360	194

Loss before income taxes	(19,251)	(22,252)
Provision for income taxes	563	347

Net loss	$(19,814)	$(22,599)

Loss per share of common stock:
Basic and diluted	$(0.22)	$(0.25)

Weighted average number of shares outstanding:
Basic and diluted	90,999	90,410

— balance sheet follows —

Midway Games Inc., 5/3/07	page 5
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$71,967	$73,422
Receivables, net	8,223	51,366
Inventories	2,630	2,891
Capitalized product development costs	55,492	35,213
Prepaid expenses and other current assets	12,906	12,792

Total current assets	151,218	175,684
Capitalized product development costs	1,681	6,400
Property and equipment, net	20,420	20,407
Goodwill	41,277	41,273
Other assets	10,436	10,297

Total assets	$225,032	$254,061

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,386	$7,864
Accrued compensation and related benefits	3,396	4,541
Accrued royalties	4,765	8,097
Accrued selling and marketing	3,144	4,935
Deferred revenue	2,005	2,000
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	12,940	15,164

Total current liabilities	35,969	45,934

Convertible senior notes, less unamortized discount	142,497	142,010
Long-term debt	2,778	3,611
Deferred income taxes	9,730	9,402
Other noncurrent liabilities	387	397

Stockholders’ equity:
Common stock	925	925
Additional paid-in capital	445,137	444,115
Accumulated deficit	(400,696)	(380,882)
Accumulated translation adjustment	(1,915)	(1,671)
Treasury stock	(9,780)	(9,780)

Total stockholders’ equity	33,671	52,707

Total liabilities and stockholders’ equity	$225,032	$254,061

— supplemental data follows —

Midway Games Inc., 5/3/07	page 6
MIDWAY GAMES INC.
Consolidated Non-GAAP Operating Results
(In thousands, except per share amounts)
(unaudited)
The following table reconciles Midway’s net loss and basic and diluted loss per share as presented in its Consolidated Statements of Operations as prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America with its non-GAAP loss and non-GAAP basic and diluted loss per share. Midway’s non-GAAP loss and non-GAAP basic and diluted loss per share exclude stock option expense, non-cash convertible debt interest expense, and deferred tax expense related to goodwill.

	Three Months Ended
	March 31,
	2007	2006

Net loss	$(19,814)	$(22,599)

Stock option expense (1)	753	789
Non-cash convertible debt interest expense	487	—
Deferred tax expense related to goodwill	328	328

Non-GAAP loss	$(18,246)	$(21,482)

	Three Months Ended
	March 31,
	2007	2006

Basic and diluted loss per share of common stock	$(0.22)	$(0.25)

Stock option expense (1)	0.01	0.01
Non-cash convertible debt interest expense	0.01	—
Deferred tax expense related to goodwill	0.00	0.00

Non-GAAP basic and diluted loss per share of common stock	$(0.20)	$(0.24)

(1)	Excludes stock option costs capitalized as product development costs.

Midway Games Inc., 5/3/07	page 7
MIDWAY GAMES INC.
Net Revenues by Platform
(in thousands)

	Three Months
	Ended March 31,
	2007		2006

Microsoft Xbox 360	$795	7.2%	$—	0.0%
Nintendo Wii	1,668	15.1%	—	0.0%
Sony PlayStation 2	3,960	35.8%	6,923	45.0%
Microsoft Xbox	479	4.3%	4,280	27.8%
Nintendo GameCube	507	4.6%	331	2.2%
Sony PlayStation Portable	197	1.8%	1,867	12.1%
Nintendo DS	1,341	12.1%	—	0.0%
Nintendo Game Boy Advance	771	7.0%	192	1.2%
Personal Computer	110	1.0%	474	3.1%
Royalties and other	1,242	11.1%	1,329	8.6%

Total	$11,070	100.0%	$15,396	100.0%

MIDWAY GAMES INC.
Net Revenues by Geography
(in thousands)

	Three Months
	Ended March 31,
	2007		2006

North America	$6,954	62.8%	$11,467	74.5%
International	4,116	37.2%	3,929	25.5%

Total	$11,070	100.0%	$15,396	100.0%

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